Exhibit 16

June 30, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Allergan, Inc. (Allergan) and, under the date of March 4, 2005, we reported on the consolidated financial statements of Allergan as of and for the years ended December 31, 2004 and 2003, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On June 24, 2005, our appointment as principal accountants was terminated. We have read Allergan’s statements included under Item 4.01 of its Form 8-K dated June 30, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Allergan’s statements in the first paragraph that Ernst & Young LLP has been engaged as Allergan’s new independent registered public accounting firm and that their engagement and our dismissal was approved by the Audit and Finance Committee, or any of the statements in the fourth and fifth paragraphs under Item 4.01.

Very truly yours,

/s/ KPMG LLP